EXHIBIT (j)(3)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 77 to the registration statement on Form N-1A ("Registration Statement") of our report dated October 5, 2001, relating to the financial statements and financial highlights of the Eaton Vance Growth Fund (the "Fund") and of our report dated October 5, 2001, relating to the financial statements and supplementary data of the Growth Portfolio, which appear in the August 31, 2001 Annual Report to Shareholders of the Fund, which are also incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
December 19, 2001



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